Exhibit 99.2

Momentus Provides Update on 2023 Missions

SAN JOSE, Calif.--(BUSINESS WIRE) -- Feb. 23, 2023-- Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that offers transportation and other in-space infrastructure services, today announced an update on its 2023 launch schedule with the Company planning three launches of the Vigoride Orbital Service Vehicle (OSV) this year.

“We are pleased with the operational progress that the Company continues to make in the production, testing, and on-orbit operation of our spacecraft,” said Momentus Chief Executive Officer John Rood. “We look forward to continuing to demonstrate our technology and support our customers with space infrastructure solutions.”

The Company is adjusting its 2023 launch plans and will fly a total of three Vigoride OSVs in 2023 on the SpaceX Transporter-6, 7, and 9 missions. Following Vigoride-5, which launched on the Transporter-6 mission on January 3, Vigoride-6 is next scheduled for launch on the Transporter-7 mission, targeted for April 2023. Vigoride-7, which will mark Momentus’ fourth OSV mission, will now fly on Transporter-9, targeted for launch in October 2023, rather than on the Transporter-8 mission slated for June.

More information about Momentus’ 2023 missions is below:

Vigoride-5
Yesterday, Momentus provided an update on its Vigoride-5 OSV. As commissioning operations advance, the OSV remains in good health, and the vehicle’s power and thermal systems continue to be within the nominal ranges. The solar arrays are fully deployed and generating power within nominal ranges. Both uplink and downlink communications with the vehicle are healthy. Recent activities have included tuning the performance of the attitude determination system and completing pressurization of the vehicle’s propulsion system. As part of the commissioning campaign, a spacecraft camera has now been activated and has begun returning images of the spacecraft, which are used for engineering evaluation. Read the full update here.

Vigoride-6
Momentus has completed the assembly of the Vigoride 6 vehicle. The Company also recently completed vibration and thermal testing of its Vigoride-6 OSV. The testing conducted at Experior Laboratories exposed the Vigoride spacecraft to the forces and environmental factors it may experience during launch and in space. Vigoride-6 is scheduled to launch on the SpaceX Transporter-7 mission targeted for April 2023.

“Vibration and thermal testing are milestones on our path to launch as it allows us to test our vehicle under conditions and stresses that are the closest to spaceflight that we can create on Earth,” said Rood. “With this testing successfully completed, we plan to integrate customer payloads before shipping the vehicle to the launch site later this month. We are pleased with the productivity gains achieved in the assembly of the Vigoride-6 vehicle, which shows important improvements in reducing the number of labor hours and nonconformances beyond those seen from average learning curve improvements.”

The Vigoride-6 manifest includes the NASA LLITED payload and payloads for several commercial customers.

Vigoride-7
Vigoride-7, originally targeted to launch on the SpaceX Transporter-8 mission in June 2023, will now fly on the Transporter-9 mission in October 2023.

“The change in our mission schedule allows us to incorporate updates to our Vigoride vehicle for things we learn from the on-orbit operation of the first and second Vigoride missions in 2023,” said Rood. “We want to take full advantage of the ability to improve and make hardware and software adjustments to our capable Vigoride spacecraft to leverage the important flight heritage and experience we are gaining from our early missions. This ethos of continuous improvement will serve us well into the future.”

About Momentus

Momentus is a U.S. commercial space company that offers in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors: Darryl.genovesi@momentus.space

Media: Jessica.pieczonka@momentus.space